Exhibit 99.1

B&G Foods Completes Acquisition of
Pirate Brands, including Pirate’s Booty®

Parsippany, N.J., July 8, 2013 —B&G Foods, Inc. (NYSE: BGS) announced today that it has completed the acquisition of Robert’s American Gourmet Food, LLC dba Pirate Brands, a leader in the all-natural snack foods category, from VMG Partners, Michael Repole, founder Robert Ehrlich and certain other entities and individuals, for the previously announced price of $195 million in cash, subject to adjustments based upon indebtedness, working capital and transaction expenses of the business at closing.  Pirate Brands’ deliciously baked, all-natural, trans fat free and gluten free snack brands include Pirate’s Booty, Smart Puffs and Original Tings.  B&G Foods expects the acquisition to be immediately accretive to earnings per share and free cash flow.

B&G Foods funded the acquisition and will pay related fees and expenses with the remaining net proceeds of its recently completed senior notes offering and approximately $40 million of additional revolving credit borrowings under its credit agreement.  B&G Foods amended its credit agreement last week to, among other things, increase the available borrowing capacity under its revolving credit facility by $100 million.  Following the closing, the available borrowing capacity under the revolving credit facility is approximately $254.5 million.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, branded shelf-stable foods across the United States, Canada and Puerto Rico.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Brer Rabbit, Cream of Rice, Cream of Wheat, Devonsheer, Don Pepino, Emeril’s, Grandma’s Molasses, JJ Flats, Joan of Arc, Las Palmas, Maple Grove Farms, Molly McButter, Mrs. Dash, New York Style, Old London, Ortega, Polaner, Red Devil, Regina, Sa-són, Sclafani, Sugar Twin, Trappey’s, TrueNorth, Underwood, Vermont Maid, Wright’s and now, Pirate’s Booty, Smart Puffs and Original Tings.  B&G Foods also sells and distributes two branded household products, Static Guard and Kleen Guard.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” The forward-looking statements contained in this press release include without limitation statements related to the expected impact of the acquisition, including without limitation the expected impact on B&G Foods’ earnings per share growth and free cash flow.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal 2012 filed on February 26, 2013.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations: ICR, Inc. Don Duffy 866-211-8151	Media Relations: ICR, Inc. Matt Lindberg 203-682-8214